Exhibit 99.1

      Mitek Systems Announces Fiscal Second Quarter 2003 Results


    POWAY, Calif.--(BUSINESS WIRE)--April 30, 2003---Mitek Systems, Inc. (Nasdaq:MITK), a developer of automated check imaging and document processing solutions, today announced financial results for the fiscal second quarter of 2003 ended March 31, 2003. Mitek reported net income of $26,000, or breakeven per basic and diluted share.
    The Company's net sales grew to $3.9 million for the fiscal second quarter, a 25 percent increase compared with net sales of $3.1 million for the fiscal 2002 second quarter. Sequentially, net sales were 30 percent higher than first quarter net sales of $3.0 million.
    Fiscal second quarter 2003 total costs and expenses, less cost of sales of $1.5 million, were $2.4 million, or 61 percent of net sales. Year-ago second quarter total costs and expenses, less cost of sales of $924,000, were $2.3 million, or 74 percent of net sales. Compared to the previous quarter ended December 31, 2002, total costs and expenses, less cost of sales, were slightly higher.
    Mitek reported second quarter net income of $26,000, or breakeven per basic and diluted share, compared with net loss of $(141,000), or $(0.01) per basic and diluted share, for the same fiscal quarter of last year.
    For the six months ended March 31, 2003, net sales were $6.8 million, an increase of 6 percent over net sales of $6.5 million for the comparable period in fiscal 2002. Fiscal year-to-date net income was $87,000, or $0.01 per basic and diluted share, compared with net income of $239,000, or $0.02 per basic and diluted share, for the first six months of fiscal 2002.
    As of March 31, 2003, the Company had working capital of approximately $4.8 million, stockholders' equity of $5.1 million and no bank borrowings.
    Commenting on the second quarter results, Chairman and President John M. Thornton said, "We are very pleased to have achieved double-digit revenue growth in light of this protracted economic downturn. We believe that difficult market conditions and world political instability continued to delay purchasing commitments. However, in the face of these challenges, we were able to execute our business plan, successfully selling our products to new customers, maintaining profitability and generating positive cash flow in the second quarter.
    "Our balance sheet remains healthy," Mr. Thornton further noted. "We have no bank debt and have increased our cash position to $1.5 million from $760,000 at the end of fiscal 2002. We remain focused on the evolving needs of our customers, developing new products and enhancements to improve their efficiency and lower their costs. During the second quarter, we unveiled FraudProtect(TM), our award-winning, image-based fraud detection platform. Both FraudProtect and CaptureQuest(TM), our integrated data capture and enterprise document management system launched in late 2002, are garnering positive feedback from customers.
    "During the second quarter, we also announced key management additions to strengthen our executive team," added Mr. Thornton. "In early March, James Graybeal assumed the role of Vice President of Sales. With over 20 years of experience in the banking industry, Jim is highly qualified to manage our sales operations for all product lines in North America."
    Mr. Thornton concluded, "Near the end of the quarter, we announced the appointment of James DeBello as President and Chief Executive Officer effective late May 2003. Jim and I have been working closely together to facilitate a smooth transition of day-to-day management responsibilities. We are truly excited about the leadership and experience that Jim brings. He is well prepared to drive Mitek forward and to build our success over the long term."

    Conference Call and Webcast

    Mitek Systems will host a conference call with a simultaneous Webcast today at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the Company's fiscal second quarter 2003 operating performance. The conference call, featuring Chairman and President John M. Thornton, can be accessed live via the Internet at www.miteksys.com or www.companyboardroom.com. Please go to either Web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, the Webcast replays will be available for 90 days, or an audio replay will be available through May 7, 2003, by calling 888-266-2086 (703-925-2435 for international callers) and entering the passcode 6489126.

    About Mitek Systems

    Mitek Systems is a leading provider of check imaging software for financial institutions and an established global supplier of embedded software recognition engines. These engines process over 8 billion checks and other documents per year for a variety of OEM and reseller partners. Mitek helps reduce operating costs by automatically reading, classifying and processing high volumes of checks and documents. Our applications also help customers implement new image document Web services for Internet and intranet configurations. For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit our Web site at www.miteksys.com.

    Forward-Looking Statement Disclosure

    With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the development and pace of sales of the Company's products, expected trends and growth in the Company's results of operations, projections concerning the Company's available cash flow and liquidity, anticipated penetration in new and existing markets for the Company's products and the size of such markets, anticipated acceptance of the Company's products by existing and new customers, the ability of the Company to achieve or sustain any growth in sales and revenue and the increase in sales representatives and other personnel. The Company's actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek, Mitek Systems, FraudProtect and CaptureQuest are trademarks or registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.


                          Mitek Systems, Inc.
                       Statements of Operations
                              (Unaudited)

                         THREE MONTHS ENDED       SIX MONTHS ENDED
                              March 31,               March 31,
                          2003        2002        2003        2002
                       -----------------------------------------------

NET SALES              $3,858,000  $3,077,000  $6,829,000  $6,465,000

OPERATING COSTS AND
 EXPENSES
 Cost of sales          1,467,000     924,000   2,107,000   1,820,000
 Operations               397,000     390,000     860,000     799,000
 Selling and Marketing    979,000     846,000   1,807,000   1,602,000
 Research and
  Development             552,000     508,000   1,124,000     970,000
 General and
  administrative          434,000     540,000     838,000   1,028,000
                       ----------- ----------- ----------- -----------
 Total costs and
  expenses              3,829,000   3,208,000   6,736,000   6,219,000

                       ----------- ----------- ----------- -----------
OPERATING INCOME (LOSS)    29,000    (131,000)     93,000     246,000

 Interest and other
  expense - net             6,000     (13,000)      4,000      (2,000)
                       ----------- ----------- ----------- -----------
INCOME (LOSS) BEFORE
 INCOME TAXES              35,000    (144,000)     97,000     244,000

INCOME TAX EXPENSE
 (BENEFIT)                  9,000      (3,000)     10,000       5,000
                       ----------- ----------- ----------- -----------
NET INCOME (LOSS)         $26,000   $(141,000)    $87,000    $239,000
                       =========== =========== =========== ===========
EARNINGS (LOSS) PER
 SHARE - BASIC              $0.00      ($0.01)      $0.01       $0.02
                       =========== =========== =========== ===========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING - BASIC   11,138,772  11,135,468  11,138,772  11,128,131
                       =========== =========== =========== ===========
EARNINGS (LOSS) PER
 SHARE - DILUTED            $0.00      ($0.01)      $0.01       $0.02
                       =========== =========== =========== ===========
WEIGHTED AVERAGE COMMON
 SHARES AND COMMON SHARE
 EQUIVALENTS
 OUTSTANDING - DILUTED 11,208,258  11,135,468  11,205,143  11,466,566
                       =========== =========== =========== ===========


                          Mitek Systems, Inc.
                       Condensed Balance Sheets
                              (Unaudited)

                                             March 31,   September 30,
                                               2003          2002
                                           ------------- -------------
ASSETS
Current assets                               $7,949,000    $7,381,000
Property and equipment - net                    398,000       380,000
Other assets                                    373,000       470,000
                                           ------------- -------------
TOTAL ASSETS                                 $8,720,000    $8,231,000
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                          $3,154,000    $2,738,000
Long term liabilities                           450,000       466,000
                                           ------------- -------------
Total liabilities                             3,604,000     3,204,000
                                           ------------- -------------
Stockholders' equity:
  Common stock                                   11,000        11,000
  Additional paid-in capital                  9,293,000     9,290,000
  (Accumulated deficit)                      (4,188,000)   (4,274,000)
                                           ------------- -------------
Total stockholders' equity                    5,116,000     5,027,000
                                           ------------- -------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                       $8,720,000    $8,231,000
                                           ============= =============



    CONTACT: Mitek Systems, Inc.
             John M. Thornton, 858/513-4600
               or
             FRB/Weber Shandwick
             Linda Chien, 310/407-6547 (General Info.)
             Brandi Piacente, 415/248-3430 (Investors)